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                                                                   Exhibit 10.41

                       Lumbermens Mutual Casualty Company

                               September 28, 2004


SeaBright Insurance Holdings, Inc.
SeaBright Insurance Company
2101 4th Avenue, Suite 1600
Seattle, WA  98121
Attention: John Pasqualetto

Gentlemen:

                  Reference is hereby made to that certain Purchase Agreement (as amended through the date hereof, the "Purchase Agreement"), dated as of July 14, 2003, by and among SeaBright Insurance Holdings, Inc. f/k/a Insurance Holdings, Inc., a Delaware corporation ("Buyer"), Kemper Employers Group, Inc., a Washington corporation ("KEG"), Lumbermens Mutual Casualty Company, an Illinois domiciled mutual insurance company ("LMC"), Eagle Pacific Insurance Company, a Washington domiciled insurance company ("Eagle Pacific"), and Pacific Eagle Insurance Company, a California domiciled insurance company ("Pacific Eagle" and, together with KEG, LMC and Eagle Pacific, the "Sellers").

                  Reference is also made to that certain Adverse Development Excess of Loss Reinsurance Agreement (the "Reserve Cover Agreement"), effective as of September 30, 2003, by and between LMC and SeaBright Insurance Company f/k/a Kemper Employers Insurance Company, an Illinois domiciled insurance company ("SeaBright"), and that certain Amended and Restated Reinsurance Trust Agreement (the "Trust Agreement"), dated as of February 29, 2004, by and among LMC, SeaBright and the Bank of New York, as Trustee , which secures LMC's obligations under the Reserve Cover Agreement. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Reserve Cover Agreement.

                  Buyer and LMC hereby agree as follows:

                  1. Acknowledgement of Purchase Price Adjustment Amount. The parties hereto acknowledge and agree that the Initial Loss Reserves (as defined in the Reserve Cover Agreement) are equal to $16,178,770. The parties hereto further acknowledge and agree that the Adjustment Amount (as defined in the Purchase Agreement), as determined as set forth in the Purchase Agreement, results in an increase to the Preliminary Purchase Price (as defined in the Purchase Agreement) of $771,116 (inclusive of interest accruing from the period of September 30, 2003 through September 30, 2004 at the rate set forth in the Purchase Agreement), calculated as set forth in Exhibit A. Upon payment of such amount in accordance with the provisions of this letter agreement, each of LMC and Buyer shall have complied in full with all purchase price adjustment obligations set forth in Section
          4.4 of the Purchase Agreement, and neither Buyer nor LMC shall have any further liability or obligation to any other party with respect to such purchase price adjustment provisions. Promptly upon the effectiveness of this letter agreement as set forth in paragraph 4 below,


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          but in no event later than two (2) business days following such effectiveness, Buyer shall pay to LMC an amount equal to $771,116, of which $395,993 shall be payable by wire transfer to an account designated by LMC and $375,123 shall be payable via offset of an equal amount owing by LMC and its affiliates to Buyer with respect to the payment by Buyer of certain reinsurance premiums that were the responsibility of LMC and its affiliates pursuant to Section 8.10 of the Purchase Agreement.

                  2. Engagement of Independent Actuary to Determine Appropriate Loss Reserves. The parties hereto are in disagreement as to the proper aggregate amount to be reserved by SeaBright on account of its actual or potential obligations under the Policies for (i) losses incurred but not yet reported and (ii) loss adjustment expenses and for future loss development calculated in accordance with statutory accounting principles and practices prescribed or permitted by the Illinois Department of Insurance, net of, without duplication, (y) recoveries, salvages and subrogations and (z) reinsurance with respect to the Policies deemed admissable ("Loss Reserves") that are the subject of the Reserve Cover Agreement. As the determination of such amount affects LMC's funding requirements pursuant to the Trust Agreement, the parties hereto desire to engage Tillinghast - Towers Perrin ("Tillinghast") for the purpose of determining its point estimate (point estimate shall be defined as the selected or best estimate of the analysis) of such Loss Reserves as of September 30, 2004. Upon Tillinghast's final determination of such amount (which shall be final and binding on the parties hereto), such amount shall be used as the Subsequent Loss Reserves in order to calculate the Actual Loss Result as of September 30, 2004 in accordance with Article IV of the Reserve Cover Agreement and Section 1.13 of the Trust Agreement (the "September 30 Results"). Within ten (10) business days following the determination of the September 30 Results, LMC shall, if necessary, place additional assets into the Trust Account to increase the balance of the Trust Account (as defined in the Trust Agreement) to an amount equal to 102% of its obligations under the Reserve Cover Agreement (as of September 30, 2004) using the September 30 Results to calculate the Aggregate Net Loss or Aggregate Net Gain. The costs of engaging Tillinghast for such purpose shall be split equally and paid in equal amounts by each of Buyer and LMC. Each of Buyer and LMC agree to provide reasonable access to its books and records and personnel to Tillinghast (or any other actuarial firm(s) described below) to assist it in making such determination, and shall use reasonable efforts to cause Tillinghast to complete such determination as promptly as practicable with a goal of completing such determination on or before October 31, 2004. The determination of the applicable amount of Loss Reserves for all applicable dates or periods following September 30, 2004 for purposes of Section 1.13 of the Trust Agreement or otherwise shall initially be determined by Buyer (and, until September 30, 2006, shall be calculated on a basis consistent with the methodologies used by Tillinghast in preparing its point estimate of the Actual Loss Result as of September 30, 2004), but LMC shall have the right to review Buyer's determination of such Loss Reserves. If LMC does not agree with the Buyer's determination, and if the difference is irreconcilable between the parties for a period in excess of 45 days, the difference shall be referred to an independent actuarial firm to be agreed upon by the parties. To the extent that the parties fail to agree on an independent actuarial firm, a panel of three actuaries shall be used, one to be chosen by each party and the third by the two actuaries so chosen. Each actuary shall be required to provide its point estimate of the applicable amount of loss reserves, and the determinations of the three actuaries shall be averaged and the result shall be final and binding on the parties hereto



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          for all purposes of the Reserve Cover Agreement and the Trust
          Agreement. The costs of any such actuarial firm(s) shall be split equally and paid in equal amounts by each of Buyer and LMC.

                  3. No Other Modifications; Affirmation. Except as expressly amended by this letter agreement, none of the Purchase Agreement, the Reserve Cover Agreement or the Trust Agreement is otherwise amended or modified, and each remains in full force and effect in accordance with its original terms (as previously amended in writing prior to the date of this letter agreement). This letter agreement shall be governed by the internal law (and not the law of conflicts) of the State of Illinois.

                  4. Effectiveness. Each party hereto shall use its reasonable efforts to obtain all applicable regulatory and similar approvals required from the Illinois Department of Insuarnce and other applicable insurance regulatory authorities promptly following the date hereof. This letter agreement shall become effective immediately upon the granting of all such approvals, and shall become null and void if such approvals are not received on or before Octember 7, 2004.



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         In witness whereof, each of the parties has caused this letter agreement to be executed as of the date first written above.

                                              SEABRIGHT INSURANCE HOLDINGS, INC.
                                              f/k/a INSURANCE HOLDINGS, INC.


                                              By: /s/ John G. Pasqualetto
                                                 -------------------------------
                                                 Name:  John G. Pasqualetto
                                                 Title: President



                                              SEABRIGHT INSURANCE COMPANY f/k/a
                                              KEMPER EMPLOYERS INSURANCE COMPANY


                                              By: /s/ John G. Pasqualetto
                                                  ------------------------------
                                                  Name:  John G. Pasqualetto
                                                  Title: President


                                              LUMBERMENS MUTUAL CASUALTY COMPANY


                                              By: /s/ Benjamin D. Schwartz
                                                  ------------------------------
                                                  Name:  Benjamin D. Schwartz
                                                  Title: Senior Vice President



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